Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A of our report dated February 22, 2021 with respect to our audit on the financial statements of StartEngine Real Estate REIT 1 LLC, as of and for the period ended June 30, 2020, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

February 22, 2021